Exhibit 21.1

All entities were formed in Delaware, unless otherwise noted, and all entities do business under the name listed.

ENTITIES

CCT Funding LLC

Paris Funding LLC

Halifax Funding LLC

FCF LLC

CCT Holdings LLC

CCT Dublin Funding Limited (Ireland)

CCT Irish GP LLC